Exhibit 99.1

Cytec Announces Second Quarter 2008 Results

Reaffirms Full Year EPS Outlook

WEST PATERSON, N.J.--(BUSINESS WIRE)--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the second quarter 2008 of $56.5 million or $1.16 per diluted share on net sales of $1,006 million. Included in the quarter are special items that total $2.0 million of net after-tax expense or $0.04 per diluted share and are outlined further in this release. Excluding these special items, net earnings were $58.5 million or $1.20 per diluted share.

Net earnings for the second quarter of 2007 were $54.8 million, or $1.11 per diluted share, on net sales of $864 million. Included in that quarter was an after-tax net restructuring charge of $1.8 million or $0.04 per diluted share and is described further in this release. Excluding this item, net earnings were $56.6 million or $1.15 per diluted share.

David Lilley, Chairman and Chief Executive Officer said, “Our second quarter results reflect the strong performance of our Engineered Materials segment, with significantly higher selling volumes versus the same period a year ago. In the Specialty Chemicals segments, we continue to grow volumes, except in North America where we are still experiencing lower demand. In addition, we are incurring significantly higher raw material, energy and freight costs which are impacting our earnings. We remain committed to raising prices in a selective way to offset the rising costs and allow a reasonable return on our investment. The Building Block Chemicals segment was also a strong contributor in the quarter, as they have successfully passed along the higher selling prices, more than offsetting the higher raw material costs.”

Cytec Performance Chemicals Sales increased 9% to $202 million; Operating Earnings decreased to $20.5 million.

Mr. Lilley continued, “In Cytec Performance Chemicals, overall selling volumes were up by 2% primarily due to increases in mining chemicals as our new technologies continue to gain acceptance in the market. Selling prices in the segment increased by 2% and the impact of exchange rate changes increased sales by 5%.”

“Operating earnings of $20.5 million were down compared to the $23.7 million in the second quarter of 2007. The decrease is primarily attributable to the higher raw material and freight costs resulting from the escalation of crude oil prices.”

Cytec Surface Specialties Sales increased 13% to $473 million; Operating Earnings decreased to $22.2 million.

“In Cytec Surface Specialties, overall selling volumes were up by 1% due primarily to volume growth in the Asia Pacific region as we continued to experience weaker demand in North America and modest growth in Europe. Selling prices were flat and the impact of exchange rate changes increased sales by 12%.”

“Operating earnings of $22.2 million include a charge of $1.4 million of accelerated depreciation related to the exit of our Pampa, Texas site. This was lower than the $32.8 million in same period last year and primarily attributable to higher raw material and freight costs versus the second quarter 2007.”

Cytec Engineered Materials Sales increased 16% to $193 million; Operating Earnings increased to $41.8 million.

“In Cytec Engineered Materials, selling volumes increased by 13% and selling prices increased by 3%. The volume increase was across all product lines and customer sectors principally lead by growth in rotorcraft and large commercial aircraft.”

“Operating earnings increased to $41.8 million versus $34.8 million in the second quarter 2007. Higher selling volumes and selling prices were the principle contributors to the earnings increase and more than offset higher raw material costs and our increased investments in Research and Development.”

Building Block Chemicals Sales increased 48% to $138 million; Operating Earnings increased to $6.5 million.

“In Building Block Chemicals, selling volumes were up by 2% and selling prices increased by 46%. The increase in selling prices was to recover the large cost increases of propylene, natural gas, and ammonia.”

“Operating earnings increased to $6.5 million compared to $4.6 million in the second quarter of 2007 primarily due to the higher selling prices.”

Special Items

David M. Drillock, Vice President and Chief Financial Officer commented, “We recorded a number of special items in the second quarter of 2008 that net to a pre-tax charge of $3.0 million ($2.0 million after-tax) as follows:

  Included in manufacturing cost of sales in Corporate and Unallocated is a net pre-tax charge of $1.6 million ($1.1 million after-tax) for additional restructuring costs primarily associated with manufacturing operations in West Virginia, Connecticut, and France. These expenses were anticipated but not accruable when the plans were announced.
  Also included in manufacturing cost of sales in the Cytec Surface Specialties segment is a pre-tax charge of $1.4 million ($0.9 million after-tax) for accelerated depreciation in relation to Radcure manufacturing at our leased facility in Pampa, TX.”

“In the second quarter of 2007 we recorded an after-tax restructuring charge of $1.8 million in Corporate and Unallocated. The costs were principally related to the shutdown of the manufacturing operations in France.”

Interest Expense

Mr. Drillock continued, “Interest expense was reduced 18% from the prior year quarter reflecting the lower debt levels versus the prior year quarter.”

Income Tax Expense

Mr. Drillock added, “Our tax provision for the second quarter of 2008 was $25.8 million, or 31.4%, on earnings before income taxes compared with $24.3 million, or 30.7%, on earnings before income taxes in the second quarter of 2007. Our underlying tax rate for the second quarter of 2008 was 31.5% versus 29.75% for the second quarter of 2007. The change in the 2008 underlying tax rate is primarily due to increased earnings in 2008 in higher tax jurisdictions and also that the U.S. research and development tax credit has not been renewed.”

Cash Flow

Mr. Drillock further commented, “Cash flows from operations were $44 million for the quarter and $82 million year to date. For the quarter, trade accounts receivable increased by $30 million principally reflecting higher selling prices and volumes as days outstanding are flat versus the end of the first quarter. Inventory increased approximately $24 million primarily reflecting higher raw material and energy costs. Days on hand are 73, up from 72 days at the end of last quarter. Capital spending for the quarter was $43 million, bringing our year to date spending to $70 million.”

“During the quarter we purchased 232 thousand shares of our common stock for $14.1 million. The remaining amount available under the current share repurchase authorization is approximately $72 million.”

2008 Outlook

Mr. Lilley commented, “Taking into account our solid performance in the first half of 2008, together with the challenges ahead of us, we affirm our prior guidance for full year adjusted diluted earnings per share is expected to be in a range of $4.15 to $4.35 per share, up from the 2007 adjusted diluted earnings per share of $3.90.”

“On the input side, we continue to operate in a very challenging environment. We expect crude oil, natural gas, and propylene costs to remain at today’s high levels for the remainder of 2008. We remain committed to passing along price increases wherever necessary to offset the impact of these higher costs.”

Mr. Lilley continued with some additional comments on the individual segments, “In Cytec Performance Chemicals, we are forecasting modest growth across the segment, and we are experiencing higher raw material costs versus our original forecast. We plan to offset the raw material costs impact with price increases. Our full year guidance remains essentially unchanged with operating earnings growing by just under 10%.”

“In Cytec Surface Specialties, raw material costs continue as a significant headwind, with crude oil and propylene reaching all-time highs during the quarter. We are raising prices to attempt to cover these higher raw material costs, but it will not be easy. We are persisting with our operational excellence initiatives to focus on cost reduction which should enhance earnings. On the demand side, we expect continuing weakness in North America for the remainder of the year. We expect Europe to show only flat to modest growth, and we expect Asia and Latin America to continue at similar rates as the first half of 2008. Overall, we would expect sales volumes to be equal to 2007 levels. Given this difficult environment, we are now estimating for Surface Specialties full year operating earnings in a range of $90 million to $95 million, a 5% to 10% decline compared to 2007, versus our prior expectation of a 10% to 15% increase in operating earnings.”

“In Engineered Materials, the full year demand is expected to be strong as build rates continue to increase year over year across the large commercial transport, business/regional jets, and military sectors. However, we expect some customer inventory reductions in the second half of 2008 but our outlook remains positive for continued strong annual growth in this segment and we are making important investments in 2008 to meet these growing industry demands. Based on the first half performance, we are raising our prior guidance and we now expect full year sales growth of about 15% compared to our prior estimate of 10%. We now expect operating earnings to be in a range of $153 million to $158 million for full year 2008 versus our prior expectations for operating earnings growth of about 10%, which equated to about $146 million.”

“In Building Block Chemicals, we expect the markets to remain balanced, although the high price for acrylonitrile is creating some demand destruction, but we will continue to pass along higher raw material costs as necessary. In the second quarter, we completed our four week maintenance shutdown of the acrylonitrile unit and all production units are now up and running. The estimate for operating earnings in the segment has been increased to a range of approximately $20 million to $22 million for the full year 2008 versus our prior guidance of $18 million to $20 million.”

“Our guidance for Corporate and Unallocated is a net expense of $9 million, improved from our prior forecast of $12 million, other income/(expense) is forecasted to be income of $2 million versus $2 million of expense and equity earnings are expected to be about $2 million, down from $4 million. Our forecast for interest expense remains at about $37 million, and our underlying annual tax rate for ongoing operations is now in the range of 31.25% to 31.75%, up from our prior range of 30.25% to 31%. The change in the 2008 underlying tax rate is primarily due to higher earnings in 2008 in higher tax jurisdictions and that the U.S. R&D tax credit has not been renewed.”

“We continue to focus on cash flow and will maintain similar priorities for our use of cash. Our capital investments for this year are on track. In the second quarter, we successfully started up production of our waterborne resin unit in Connecticut and also successfully started up our Radcure resin line in China. In Engineered Materials, we began our capacity expansion of the carbon fiber facility in South Carolina, which is a three year investment. We expect a ramp-up of capital spending in the second half of the year and our forecast full year 2008 capital spending remains in a range of $180 million to $200 million.”

In closing, Mr. Lilley commented, “We have a number of challenges in front of us, but we also have a considerable number of opportunities to increase sales and enhance productivity across Cytec, and with the continued efforts of all the people at Cytec, we look forward to the sustainable growth of our businesses.”

Six Month Results

Net earnings for the six months ended June 30, 2008 were $105.7 million or $2.17 per diluted share on sales of $1,979 million. Included in the results for the six months were – (a) pre-tax net restructuring charges of $5.0 million ($3.6 million after-tax or $0.07 per diluted share), (b) a pre-tax charge of $2.8 million ($1.8 million after-tax or $0.04 per diluted share) for accelerated depreciation of our Pampa site. Excluding these items, net earnings were $111.1 million or $2.28 per diluted share.

Net earnings for the six months ended June 30, 2007 were $106.5 million or $2.17 per diluted share on sales of $1,728 million. Included in the results for the six months ended June 30, 2007 were – (a) pre-tax net restructuring charges of $2.6 million ($2.6 million after-tax or $0.05 per diluted share), (b) a pre-tax gain of $15.7 million ($15.3 million after-tax or $0.31 per diluted share) as a result of completing the second phase of the sale of our water treatment chemicals and acrylamide product lines to Kemira Group. Excluding these items, net earnings were $93.8 million or $1.91 per diluted share.

Investor Conference Call to be Held on July 18, 2008 at 11:00AM ET

Cytec will host their second quarter earnings release conference call on July 18, 2008 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website www.cytec.com. Select the Investor Relations page to access the live conference call.

Use of Non-GAAP Measures

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$ 1,005.8	$ 864.0	$ 1,978.8	$ 1,727.5
Manufacturing cost of sales	796.2	662.8	1,568.8	1,361.7
Selling and technical services	60.1	53.1	118.7	103.0
Research and process development	21.7	19.2	43.4	37.6
Administrative and general	29.8	28.9	58.8	55.2
Amortization of acquisition intangibles	10.3	9.7	20.4	18.9
Gain on sale of assets held for sale	-	-	-	15.7
Earnings from operations	87.7	90.3	168.7	166.8
Other income (expense), net	3.4	0.1	3.1	1.5
Equity in earnings of associated companies	0.5	0.1	1.0	0.4
Interest expense, net	9.3	11.4	19.1	21.6
Earnings before income taxes	82.3	79.1	153.7	147.1
Income tax provision	25.8	24.3	48.0	40.6
Net earnings	$ 56.5	$ 54.8	$ 105.7	$ 106.5

Basic net earnings per common share	$ 1.18	$ 1.14	$ 2.20	$ 2.22
Diluted net earnings per common share	$ 1.16	$ 1.11	$ 2.17	$ 2.17

Dividends per common share	$ 0.125	$ 0.10	$ 0.25	$ 0.20

Weighted average shares outstanding (in thousands):
Basic	47,972	48,178	47,978	48,071
Diluted	48,824	49,237	48,802	49,147

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT (Millions of dollars)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2008		2007		2008		2007

Net sales

Cytec Surface Specialties	$473.4		$419.6		$922.7		$824.1
Cytec Performance Chemicals
Sales to external customers	201.6		184.8		384.1		363.8
Intersegment sales	0.5		1.9		0.8		3.7
Cytec Engineered Materials	192.9		166.6		393.3		330.1
Building Block Chemicals
Sales to external customers	137.9		93.0		278.7		209.5
Intersegment sales	6.6		7.3		12.3		16.7
Net sales from segments	1,012.9		873.2		1,991.9		1,747.9
Elimination of intersegment revenue	(7.1)		(9.2)		(13.1)		(20.4)

Net sales	$1,005.8		$864.0		$1,978.8		$1,727.5
		% of		% of		% of		% of
		sales		sales		sales		sales
Earnings (loss) from operations

Cytec Surface Specialties (1)	$22.2	5%	$32.8	8%	$42.3	5%	$48.5	6%
Cytec Performance Chemicals	20.5	10%	23.7	13%	34.6	9%	36.6	10%
Cytec Engineered Materials	41.8	22%	34.8	21%	86.4	22%	67.4	20%
Building Block Chemicals	6.5	5%	4.6	5%	12.4	4%	7.2	3%

Earnings from segments	91.0	9%	95.9	11%	175.7	9%	159.7	9%

Corporate and Unallocated (2)	(3.3)		(5.6)		(7.0)		7.1

Earnings from operations	$87.7	9%	$90.3	10%	$168.7	9%	$166.8	10%
(1)	2008 includes pre-tax charges of $1.4 and $2.8 for the three and six months ended June 30, 2008, respectively, for incremental accelerated depreciation related to our Radcure manufacturing assets at our leased facility in Pampa, Texas.
(2)	For the three and six months ended June 30, 2008, Corporate and Unallocated includes pre-tax charges of $1.6 and $5.0, respectively, for additional restructuring costs primarily associated with manufacturing operations in West Virginia, Connecticut, and France and various organizational restructuring initiatives across the Specialty Chemicals segments. In the second quarter of 2007 Corporate and Unallocated includes a net restructuring charge of $1.8 for costs related primarily to the shutdown of a manufacturing facility in France. In the first six months of 2007, Corporate and Unallocated includes a net restructuring charge of $2.6 million primarily related to the shutdown of a manufacturing facility in France and a $15.7 million gain as a result of completing the second phase of the sale of our water treatment chemicals and acrylamide product lines to Kemira Group.
CYTEC INDUSTRIES INC. AND SUBSIDIARIES PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT

	Three Months Ended June 30, 2008			Six Months Ended June 30, 2008

	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Cytec Surface Specialties	1%	0%	12%	0%	1%	11%
Cytec Performance Chemicals	2%	2%	5%	-1%	2%	5%
Cytec Engineered Materials	13%	3%	0%	16%	2%	0%
Building Block Chemicals	2%	46%	0%	-5%	38%	0%
Total Cytec	4%	6%	7%	2%	6%	6%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars in millions, except per share amounts)

	June 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$39.9	$76.8
Trade accounts receivable, less allowance for doubtful accounts of $4.3 and $4.5 at June 30, 2008 and December 31, 2007, respectively	673.6	584.4
Other accounts receivable	81.3	72.1
Inventories	586.4	520.0
Deferred income taxes	6.7	7.1
Other current assets	25.2	15.7
Total current assets	1,413.1	1,276.1

Investment in associated companies	24.2	23.8

Plants, equipment and facilities	2,110.1	2,022.6
Less: accumulated depreciation	(1,024.3)	(972.6)
Net plant investment	1,085.8	1,050.0
Acquisition intangibles, net of accumulated amortization of $166.2 and $139.3 at June 30, 2008 and December 31, 2007, respectively	488.1	484.5
Goodwill	1,145.2	1,104.8
Deferred income taxes	1.0	0.4
Other assets	128.0	122.1
Total assets	$4,285.4	$4,061.7

Liabilities
Current liabilities
Accounts payable	$369.1	$316.5
Short-term borrowings	35.0	42.0
Current maturities of long-term debt	1.6	101.4
Accrued expenses	192.2	204.4
Income taxes payable	7.9	7.4
Deferred income taxes	22.6	15.2
Total current liabilities	628.4	686.9
Long-term debt	786.4	705.3
Pension and other postretirement benefit liabilities	268.9	271.4
Other noncurrent liabilities	382.8	349.2
Deferred income taxes	141.7	134.9

Stockholders’ equity
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 48,132,640 shares	0.5	0.5
Additional paid-in capital	434.5	438.0
Retained earnings	1,450.2	1,356.6
Accumulated other comprehensive income	229.6	157.5
Treasury stock, at cost, 617,118 shares in 2008 and 596,911 shares in 2007	(37.6)	(38.6)
Total stockholders’ equity	2,077.2	1,914.0
Total liabilities and stockholders’ equity	$4,285.4	$4,061.7

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in millions)

	Six Months Ended June 30,
	2008	2007

Cash flows provided by (used in) operating activities
Net earnings	$105.7	$106.5
Noncash items included in net earnings:
Depreciation	56.5	49.3
Amortization	23.6	23.2
Share-based compensation	5.4	6.8
Deferred income taxes	13.0	15.7
Gain on sale of assets held for sale	-	(15.7)
Other	1.4	2.9
Changes in operating assets and liabilities:
Trade accounts receivable	(70.6)	(57.6)
Other receivables	(7.0)	18.1
Inventories	(48.9)	(7.0)
Other assets	(7.9)	(12.2)
Accounts payable	41.3	1.9
Accrued expenses	(17.5)	(20.3)
Income taxes payable	1.5	(9.2)
Other liabilities	(14.5)	(11.5)
Net cash provided by operating activities	82.0	90.9
Cash flows (used in) provided by investing activities
Additions to plants, equipment and facilities	(69.9)	(39.4)
Net proceeds paid/received on sale of assets	(4.7)	27.1
Net cash used in investing activities	(74.6)	(12.3)
Cash flows (used in) provided by financing activities
Proceeds from long-term debt	128.1	194.1
Payments on long-term debt	(147.1)	(254.9)
Change in short-term borrowings	(7.6)	(0.2)
Cash dividends	(11.9)	(9.6)
Proceeds from the exercise of stock options	8.5	19.0
Purchase of treasury stock	(19.5)	(25.1)
Excess tax benefits from share-based payment arrangements	2.4	4.0
Other	0.1	(0.3)
Net cash used in financing activities	(47.0)	(73.0)
Effect of currency rate changes on cash and cash equivalents	2.7	1.6
(Decrease)/increase in cash and cash equivalents	(36.9)	7.2
Cash and cash equivalents, beginning of period	76.8	23.6
Cash and cash equivalents, end of period	$39.9	$30.8

Cytec Industries Inc. and Subsidiaries Reconciliation of GAAP and Non-GAAP Measures Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.
Three Months Ended June 30, 2008
	Net Earnings	Diluted EPS
GAAP Net Earnings	$56.5	$1.16
- Net restructuring charge, after tax	1.1	0.02
- Pampa accelerated depreciation charge, after tax	0.9	0.02
Non-GAAP Net Earnings	$58.5	$1.20
Three Months Ended June 30, 2007
	Net Earnings	Diluted EPS
GAAP Net Earnings	$54.8	$1.11
- Net restructuring charge, after tax	1.8	0.04
Non-GAAP Net Earnings	$56.6	$1.15

Cytec Industries Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Measures (Cont’d)

Amounts in millions except per share amounts

Six Months Ended June 30, 2008
	Net Earnings	Diluted EPS
GAAP Net Earnings	$105.7	$2.17
- Net restructuring charge, after tax	3.6	0.07
- Pampa accelerated depreciation charge, after tax	1.8	0.04
Non GAAP Net Earnings	$111.1	$2.28
Six Months Ended June 30, 2007
	Net Earnings	Diluted EPS
GAAP Net Earnings	$106.5	$2.17
- Net restructuring charge, after tax	2.6	0.05
- Gain on sale of product lines, after tax	(15.3)	(0.31)
Non GAAP Net Earnings	$93.8	$1.91

CONTACT:
Cytec Industries Inc.
Jodi Allen, 973-357-3283